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MASTER AGREEMENT

	This Master Agreement dated December 30, 1998 is made by and between Comdisco, Inc. ("Comdisco") with offices at 6111 North River Road,
Rosemont, Illinois 60018 and Network Plus, Inc. ("Customer") with offices at 234 Copeland Street, Quincy, MA 02169.


SECTION 1.  SCOPE

1.1	Schedules.  Comdisco will provide Services and Products under the terms and conditions of this Master Agreement and as more particularly defined in each Schedule. Each Schedule will constitute a separate agreement with respect to the Services and Products provided. Schedules may be entered into by Customer or any of its domestic subsidiaries and affiliates and such entity will be deemed to be Customer for that Schedule. However, Customer, as set forth above, will remain jointly and severally liable for the performance of all obligations under each Schedule.

1.2	Supplements.  In connection with certain Services and Products, terms and conditions in addition to those specified in this Master Agreement may apply. Where such additional terms and conditions apply, the Services and Products will be provided under this Master Agreement, related Schedules and Supplements. If there is a conflict among the documents, the order of precedence will be the (i) Schedule, (ii) Supplement, and (iii) Master Agreement.

1.3	Changes.  Any change to this Agreement, which will include the terms and conditions of this Master Agreement together with related Schedules and Supplements, must be documented in writing. Comdisco will have no obligation to commence work in connection with a change request until the change has been approved in writing by Comdisco and Customer.


SECTION 2.  FEES

2.1	Fees.  Customer will pay the fees for the Services and the Products in the amounts and in accordance with the payment terms set forth in each Schedule.

2.2	Late Fee.  Whenever any payment is not made within thirty (30) days of invoice date, or as otherwise specified in this Agreement, Customer will pay interest at the lesser of one and one-half percent (1.5%) per month or the maximum amount permitted by law.

2.3	Expenses.  Unless otherwise specified in a Schedule or Supplement,
Customer will reimburse Comdisco for all reasonable expenses incurred in connection with Comdisco's performance under this Agreement.

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2.4	Taxes.  Customer will pay or reimburse Comdisco for any taxes, fees or other charges imposed by any local, state or federal authority
(together with any related interest or penalties not due to the fault of Comdisco) resulting from this Agreement, or from any activities hereunder, except for taxes based on Comdisco's net income.


SECTION 3.  TERM

Each Schedule will take effect upon the signature of both parties and continue through the term as specified therein. The Services to be provided under each Schedule will begin on the date set forth in the Schedule.


SECTION 4.  WARRANTIES AND LIABILITY

4.1	Services.  Comdisco warrants that the Services will be performed in a professional manner.

4.2	Products.  EXCEPT AS SPECIFICALLY STATED IN A SCHEDULE, THE
PRODUCTS, INCLUDING THIRD PARTY SOFTWARE, ARE PROVIDED ON AN "AS IS" BASIS FROM THE MANUFACTURER AND COMDISCO SHALL HAVE NO LIABILITY IN CONNECTION WITH SUCH PRODUCTS OR ANY PORTION THEREOF, INCLUDING, BUT NOT LIMITED TO, INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR ANY OTHER PROPRIETARY RIGHT.

4.3	Exclusive Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS
AGREEMENT, COMDISCO MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.4	Liability.  Comdisco's liability to Customer from any cause
whatsoever arising out of this Agreement will not, in any event, exceed the aggregate of the fees paid by Customer for the Services giving rise to the claim during the twelve (12) month period immediately prior to the occurrence of the claim. UNDER NO CIRCUMSTANCES, WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


SECTION 5.  MUTUAL INDEMNIFICATION

Each party will indemnify and hold the other party and its employees and agents, harmless against any and all third party claims, liabilities, losses, damages and causes of action relating to bodily injury, including death, or damage to real or tangible personal property arising out of the intentional or negligent acts or omissions of the indemnifying party which occurred during the performance of a Schedule. The indemnifying party, however, will not be responsible for injury or damage attributed to the intentional or negligent acts or omissions of the indemnified party, its employees or agents.

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SECTION 6.  OWNERSHIP AND CONFIDENTIALITY

6.1	Ownership.  Comdisco retains all rights in Comdisco Proprietary
Materials. For purposes of this Agreement, Comdisco Proprietary Materials will mean all materials, information and other deliverable items originally developed by Comdisco under a Schedule as well as Comdisco's proprietary tools, methodologies, documentation and methods of analysis. Comdisco grants to Customer the right to use Comdisco Proprietary Materials delivered to Customer under a Schedule. Customer may use Comdisco Proprietary Materials for Customer's internal business use only and not for the benefit of a third party. Any proprietary software product of Comdisco will be licensed to Customer under a separate license agreement.

6.2	Confidentiality.  Each party (including its employees and agents)
will use the same standard of care to protect any confidential information of the other disclosed during negotiation or performance of this Agreement that it uses to protect its own confidential information. Comdisco's confidential information includes this Master Agreement, each Schedule and Supplement, Comdisco Proprietary Materials and Comdisco's security systems and procedures. Confidential information will not include information which (i) is or becomes publicly available through no wrongful act of the receiving party; (ii) was known by the receiving party at the time of disclosure without any obligation of confidentiality; (iii) was acquired by the receiving party from a third party that was not under an obligation of confidence; or (iv) was developed independently by the receiving party.


SECTION 7.  PROPRIETARY RIGHTS PROTECTION

Comdisco will defend at its expense any third party claim brought against Customer alleging that the Comdisco Proprietary Materials infringe a copyright, trade secret or presently existing United States patent and will pay any damages finally awarded against Customer. Comdisco will not be obligated to defend Customer unless Customer notifies Comdisco promptly in writing of the claim and provides reasonable cooperation and full authority for Comdisco to defend or settle the claim. Comdisco will not be liable for any claim of infringement based on any information, data, or materials provided by Customer.

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SECTION 8.  TERMINATION

Either party may, by written notice, terminate a Schedule for cause if the other party fails to cure a material default under the Schedule. Any material default must be specifically identified in the notice of termination. After written notice, the notified party will have ten (10) days to remedy any monetary default and thirty (30) days to remedy any other default. Failure to remedy the material default within the time period provided for herein will give cause for immediate termination. If termination is due to Customer's material default, Customer will immediately pay to Comdisco the amounts then owing under the relevant Schedule up to the date of termination. The foregoing payments will be in addition to all other legal and equitable rights of Comdisco and any remedies set forth in a Schedule or Supplement


SECTION 9.  MISCELLANEOUS

9.1	Each party is an independent contractor and, except as expressly set forth herein will have no authority to bind or commit the other party. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties.

9.2	Customer may not assign this Agreement or any of its rights or obligations therein (except to its successor pursuant to a merger, consolidation or sale of all or substantially all of its assets) without obtaining the prior written consent of Comdisco.

9.3	The waiver by either party of a breach of any provision of this
Agreement will not be construed as a waiver of any subsequent breach. The invalidity, in whole or in part, of any provision of this Agreement will not affect the validity of the remaining provisions.

9.4	This Master Agreement and each Schedule and Supplement represents the entire agreement between the parties and supersedes all oral or other written agreements or understandings between the parties concerning the Services and Products. This Agreement may not be modified unless in writing and signed by the party against whom enforcement of the modification is sought.

9.5	Any notice, request or other communication under this Agreement will be given in writing and deemed received upon the earlier of actual receipt or three (3) days after mailing if mailed postage prepaid by regular or airmail to the address set forth above or, one day after such notice is sent by courier or facsimile transmission.

9.6	No third party is intended to be, or will be construed to be, a beneficiary of any provision of this Agreement nor have any right to enforce any of its provisions or to pursue any remedy for its breach.

9.7	Those terms and conditions which would, by their meaning or intent, survive the expiration or termination of any Schedule will so survive.

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9.8	THIS MASTER AGREEMENT AND EACH SCHEDULE AND SUPPLEMENT IS GOVERNED
BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS. If there is any dispute or litigation as a result of this Agreement, the prevailing party will be entitled to reasonable attorney's fees. Any action by either party must be brought within two
(2) years after the cause of action arose.

9.9	During the term of each Schedule and for a period of one (1) year from the completion of the Services thereunder, Customer agrees not to knowingly employ or solicit for employment any Comdisco employee who was involved in the furnishing of the Services under the relevant Schedule.

9.10	Preprinted terms on Customer's purchase order or other
acknowledgment form will be of no force or effect.

9.11	Comdisco will not be considered in default under this Agreement due to any failure in its performance due to causes beyond its control.

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by their duly authorized officers as of the day and year first set forth above.


	Network Plus, Inc.		                	Comdisco, Inc.
----------------------------
Customer

By:  Steven Shapiro			                By:  Rosemary P. Geisler

Title:  Vice President, CFO 	        	Title:  Senior Vice President
        and Treasurer

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PRODUCT SUPPLEMENT DATED December 30, 1998

TO THE MASTER AGREEMENT DATED December 30, 1998

BETWEEN COMDISCO, INC ("COMDISCO") AND

Network Plus, Inc. ("CUSTOMER")


SECTION 1.  PROPERTY LEASED

Comdisco leases to Customer all of the Products described on any Schedule entered into pursuant to the terms of this Product Supplement.


SECTION 2.  TERM

On the Commencement Date Customer will be deemed to accept the Products, will be bound to its rental obligations for the Products and the term of a Schedule will begin and continue through the Initial Term and thereafter until terminated by either party upon prior written notice received during the Notice Period. No termination may be effective prior to the expiration of the Initial Term.


SECTION 3.  RENT AND PAYMENT

Rent is due and payable in advance, in immediately available funds, on the first day of each Rent Interval to the payee and at the location specified in Comdisco's invoice. Interim Rent is due and payable when invoiced. If any payment is not made when due, Customer will pay interest at the Overdue Rate.


SECTION 4.  SELECTION AND WARRANTY AND DISCLAIMER OF WARRANTIES

4.1	Selection.  Customer acknowledges that it has selected the Products and disclaims any reliance upon statements made by Comdisco.

4.2	Warranty and Disclaimer of Warranties.  Comdisco warrants to
Customer that, so long as Customer is not in default, Comdisco will not disturb Customer's quiet and peaceful possession, and unrestricted use of the Products. To the extent permitted by the manufacturer, Comdisco assigns to Customer during the term of the Schedule any manufacturer's warranties for the Products. Comdisco is not responsible for any liability, claim, loss, damage or expense of any kind (including strict liability in tort) caused by the Products except for any loss or damage caused by the negligent acts of Comdisco.

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SECTION 5.  TITLE AND ASSIGNMENT

5.1	Title.  Customer holds the Products subject and subordinate to the rights of the Owner, Comdisco, any Assignee and any Secured Party. Customer authorizes Comdisco, as Customer's agent, to prepare, execute and file in Customer's name precautionary Uniform Commercial Code financing statements showing the interest of the Owner, Comdisco, and any Assignee or Secured Party in the Products and to insert serial numbers in Schedules as appropriate. Except as provided in Sections 5.2 and 7.2, Customer will, at its expense, keep the Products free and clear from any liens or encumbrances of any kind (except any caused by Comdisco) and will indemnify and hold Comdisco, Owner, any Assignee and Secured Party harmless from and against any loss caused by Customer's failure to do so.

5.2	Relocation or Sublease.  Upon prior written notice, Customer may relocate Products to any location within the continental United States provided (i) the Products will not be used by an entity exempt from federal income tax and (ii) all additional costs (including any administrative fees, additional taxes and insurance coverage) are reconciled and promptly paid by Customer.

5.3	Customer may sublease the Products upon the reasonable consent of
Comdisco and the Secured Party. Such consent to sublease will be granted if: (i) Customer meets the relocation requirements set out above, (ii) the sublease is expressly subject and subordinate to the terms of the Schedule, (iii) Customer assigns its rights in the sublease to Comdisco and the Secured Party as additional collateral and security, (iv) Customer's obligation to maintain and insure the Products is not altered,
(v) all financing statements required to continue the Secured Party's prior perfected security interest are filed, and (vi) the sublease is not to a leasing entity affiliated with the manufacturer of the Products described on the Schedule. Comdisco acknowledges Customer's right to sublease for a term which extends beyond the expiration of the Initial Term. If Customer subleases the Products for a term extending beyond the expiration of such Initial Term of the applicable Schedule, Customer shall remain obligated upon the expiration of the Initial Term to return such Products, or, at Comdisco's sole discretion to (i) return Like Products or
(ii) negotiate a mutually acceptable lease extension or purchase. If the parties cannot mutually agree upon the terms of an extension or purchase, the term of the Schedule will extend upon the original terms and conditions until terminated pursuant to Section 2.

No relocation or sublease will relieve Customer from any of its obligations under this Product Supplement and the applicable Schedule.

5.3	Assignment by Comdisco.  The terms and conditions of each Schedule have been fixed by Comdisco in order to permit Comdisco to sell and/or assign or transfer its interest or grant a security interest in each Schedule and/or the Products to a Secured Party or Assignee. In that event the term Comdisco will mean the Assignee and any Secured Party. However, any assignment, sale, or other transfer by Comdisco will not relieve Comdisco of its obligations to Customer and will not materially change Customer's duties or materially increase the burdens or risks imposed on Customer. The Customer consents to and will acknowledge such assignments in a written notice given to Customer. Customer also agrees that:

(a) 	The Secured Party will be entitled to exercise all of Comdisco's rights, but will not be obligated to perform any of the obligations of Comdisco. The Secured Party will not disturb Customer's quiet and peaceful possession and unrestricted use of the Products so long as Customer is not in default and the Secured Party continues to receive all Rent payable under the Schedule;

(b) 	Customer will pay all Rent and all other amounts payable to the
Secured Party, despite any defense or claim which it has against Comdisco. Customer reserves its right to have recourse directly against Comdisco for any defense or claim; and

(c) 	Subject to and without impairment of Customer's leasehold rights in the Products, Customer holds the Products for the Secured Party to the extent of the Secured Party's rights in the Products.


SECTION 6.  NET LEASE AND TAXES

6.1	Net Lease.  Each Schedule constitutes a net lease.  Customer's obligation to pay Rent and all other amounts is absolute and unconditional and is not subject to any abatement, reduction, set-off, defense, counterclaim, interruption, deferment or recoupment for any reason whatsoever.

6.2	Taxes.  Comdisco will file all personal property tax returns for the
Products and pay all property taxes due. Customer will reimburse Comdisco for property taxes within thirty (30) days of receipt of an invoice.


SECTION 7. CARE, USE AND MAINTENANCE, ATTACHMENTS AND RECONFIGURATIONS AND INSPECTION BY COMDISCO

7.1	Care, Use and Maintenance.  Customer will maintain the Products in good operating order and appearance, protect the Products from deterioration, other than normal wear and tear, and will not use the Products for any purpose other than that for which it was designed. If commercially available, Customer will maintain in force a standard maintenance contract with the manufacturer of the Products, or another party acceptable to Comdisco, and upon request will provide Comdisco with a complete copy of that contract. If Customer has the Products maintained by a party other then the manufacturer, Customer agrees to pay any costs necessary for the manufacturer to bring the Products to then current release, revision and engineering change levels, and to re-certify the Products as eligible for manufacturer's maintenance at the expiration of the lease term. The lease term will continue upon the same terms and conditions until recertification has been obtained.

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7.2	Attachments and Reconfigurations.  Upon prior written notice to
Comdisco, Customer may reconfigure and install Attachments on the Products. In the event of such a Reconfiguration or Attachment, Customer shall, upon return of the Products, at its expense, restore the Products to the original configuration specified on the Schedule in accordance with the manufacturer's specifications and in the same operating order, repair and appearance as when installed (normal wear and tear excluded). If any parts are removed from the Products during the Reconfiguration or Attachment, the restoration will include, at Customer's option, the installation of either the original removed parts or Like Parts. Alternatively, with Comdisco's prior written consent which will not be unreasonably withheld, Customer may return the Products with any Attachment or upgrade. If any parts of the Products are removed during a Reconfiguration or Attachment, Comdisco may require Customer to provide additional security, satisfactory to the Comdisco, in order to ensure performance of Customer's obligations set forth in this subsection. Neither Attachments nor parts installed on Products in the course of Reconfiguration shall be accessions to the Products.

However, if the Reconfiguration or Attachment (i) adversely affects Comdisco's tax benefits relating to the Products; (ii) is not capable of being removed without causing material damage to the Products; or (iii) if at the time of the Reconfiguration or Attachment the manufacturer does not offer on a commercial basis a means for the removal of the additional items; then such Reconfiguration or Attachment is subject to the prior written consent of Comdisco.

7.3	Inspection by Comdisco.  Upon request, Customer, during reasonable business hours and subject to Customer's security requirements, will make the Products and its related log and maintenance records available to Comdisco for inspection.


SECTION 8.  REPRESENTATIONS AND WARRANTIES OF CUSTOMER

Customer represents and warrants that for each Schedule entered into under this Product Supplement:

(a)	The execution, delivery and performance of the Customer have been duly authorized by all necessary corporate action;

(b)	The individual executing was duly authorized to do so;

(c)	The Master Agreement, Product Supplement and each Schedule
constitute legal, valid and binding agreements of the Customer enforceable in accordance with their terms; and

(d) 	The Products are personal property and when subjected to use by the
Customer will not be or become fixtures under applicable law.

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SECTION 9.  DELIVERY AND RETURN OF PRODUCTS

Customer assumes the full expense of transportation and in-transit insurance to Customer's premises and for installation of the Products. Upon expiration or termination of each Schedule, Customer will, at Comdisco's instructions and at Customer's expense (including transportation and in-transit insurance), have the Products deinstalled, audited by the manufacturer, packed and shipped in accordance with the manufacturer's specifications and returned to Comdisco in the same operating order, repair and appearance as when installed (ordinary wear and tear excluded), to a location within the continental United States as directed by Comdisco. All items returned to Comdisco in addition to the Products become property of Comdisco.


SECTION 10.  LABELING

Upon request, Customer will mark the Products indicating Comdisco's interest. Customer will keep all Products free from any other marking or labeling which might be interpreted as a claim of ownership.


SECTION 11.  INDEMNITY

Customer will indemnify and hold Comdisco, any Assignee and any Secured Party harmless from and against any and all claims, costs, expenses, damages and liabilities, including reasonable attorney's fees, arising out of the ownership (for strict liability in tort only), selection, possession, leasing, operation, control, use, maintenance, delivery, return or other disposition of the Products. However, Customer is not responsible to a party indemnified hereunder for any claims, costs, expenses, damages and liabilities occasion by the negligent acts of such indemnified party. Customer agrees to carry bodily injury and property damage liability insurance during the term of the Schedule in amounts and against risks customarily insured against by the Customer on Products owned by it. Any amounts received by Comdisco under that insurance will be credited against Customer's obligations under this Section.

SECTION 12.  RISK OF LOSS

12.1	Customer's Risk of Loss.  If the Schedule indicates that the
Customer has responsibility for the risk of loss of the Products, then the following terms will apply:

Effective upon delivery and until the Products are returned, Customer relieves Comdisco of responsibility for all risks of physical damage to or loss or destruction of the Products. Customer will carry casualty insurance for the Products in an amount not less than the Casualty Value. All policies for such insurance will name Comdisco and any Secured Party as additional insured and as loss payee, and will provide for at least thirty (30) days prior written notice to Comdisco of cancellation or expiration. The Customer will furnish appropriate evidence of such insurance.

Customer shall promptly repair any damaged Product unless such Product has suffered a Casualty Loss. Within fifteen (15) days of a Casualty Loss, Customer will provide written notice of that loss to Comdisco and Customer will, at Comdisco's option, either (a) replace the damaged Product with Like Products and marketable title to the Like Products will automatically vest in Comdisco or (b) pay the Casualty Value and after that payment and the payment of all other amounts due and owing, Customer's obligation to pay further Rent for the damaged Product will cease.

12.2	Comdisco's Risk of Loss.  If the Schedule indicates that Comdisco has responsibility for the risk of loss of the Products, then the following terms will apply:

Effective upon delivery and throughout the Initial Term of a Schedule and any extension, Comdisco agrees to insure the Products against physical damage to or loss or destruction due to external cause as specified by the terms of Comdisco's then current insurance policy. Comdisco relieves Customer of responsibility for physical damage to or loss or destruction of Products reimbursed by that insurance. Customer will give Comdisco prompt notice of any damage, loss or destruction to any Product and Comdisco will determine within fifteen (15) days of its receipt of that notice whether the item has suffered a Casualty Loss. If any Product suffers damage or a Casualty Loss which is reimbursable under Comdisco's insurance, upon payment by Customer of Comdisco's deductible, Comdisco will: (i) (for damaged Products) arrange and pay for the repair of any damaged Product; or (ii) (for any Casualty Loss) at Comdisco's option either replace the damaged Product with Like Products, or upon payment of all other amounts due by Customer terminate the relevant Schedule as it relates to the damaged Product.

If any Product suffers damage or a Casualty Loss which is not reimbursable under Comdisco's insurance, then Customer will comply with the provisions of the last paragraph of Section 12.1 regarding repair, replacement or payment of Casualty Value.

If Comdisco fails to maintain insurance coverage as required by this subsection 12.2, Customer will assume such risk of loss and, at the request of any Assignee or Secured Party, will promptly provide insurance coverage. This paragraph does not relieve Comdisco of its obligations to maintain coverage of the Products.


SECTION 13.  DEFAULT, REMEDIES AND MITIGATION

13.1	Default.  The occurrence of any one or more of the following Events of Default constitutes a default under a Schedule:

(a) 	Customer's failure to pay Rent or other amounts payable by Customer when due if that failure continues for ten (10) days after written notice;
or

(b) 	Customer's failure to perform any other term or condition of the
Schedule or the material inaccuracy of any representation or warranty made by the Customer in the Schedule or in any document or certificate furnished to the Comdisco hereunder if that failure or inaccuracy continues for fifteen (15) days after written notice; or

(c) 	An assignment by Customer for the benefit of its creditors, the failure by Customer to pay its debts when due, the insolvency of Customer, the filing by Customer or the filing against Customer of any petition under any bankruptcy or insolvency law or for the appointment of a trustee or other officer with similar powers, the adjudication of Customer as insolvent, the liquidation of Customer, or the following of any action for the purpose of the foregoing; or

(d) 	The occurrence of an Event of Default under any Schedule or other agreement between Customer and Comdisco or its Assignee or Secured Party.

13.2	Remedies.  Upon the occurrence of any of the above Events of
Default, Comdisco, at its option, may:

(a)	enforce Customer's performance of the provisions of the applicable
Schedule by appropriate court action in law or in equity;

(b)	recover from Customer any damages and or expenses, including Default
Costs;

(c)	with notice and demand, recover all sums due and accelerate and recover the present value of the remaining payment stream of all Rent due under the defaulted Schedule (discounted at the same rate of interest at which such defaulted Schedule was discounted with a Secured Party plus any prepayment fees charged to Comdisco by the Secured Party or, if there is no Secured Party, then discounted at 6%) together with all Rent and other amounts currently due as liquidated damages and not as a penalty;

(d)	with notice and process of law and in compliance with Customer's security requirements, Comdisco may enter Customer's premises to remove and repossess the Products without being liable to Customer for damages due to the repossession, except these resulting from Comdisco's, its assignees', agents' or representatives' negligence; and

(e) 	pursue any other remedy permitted by law or equity.

The above remedies, in Comdisco's discretion and to the extent permitted by law, are cumulative and may be exercised successively or concurrently.

13.3	Mitigation.  Upon return of the Products pursuant to the terms of
Section 13.2, Comdisco will use its best efforts in accordance with its normal business procedures (and without obligation to give any priority to such Products) to mitigate Comdisco's damages as described below. EXCEPT AS SET FORTH IN THIS SECTION, CUSTOMER HEREBY WAIVES ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY REQUIRE COMDISCO TO MITIGATE ITS DAMAGES OR MODIFY ANY OF COMDISCO'S RIGHTS OR REMEDIES STATED HEREIN. Comdisco may sell, lease or otherwise dispose of all or any part of the Products at a public or private sale for cash or credit with the privilege of purchasing the Products. The proceeds from any sale, lease or other disposition of the Products are defined as either:

(a)	if sold or otherwise disposed of, the cash proceeds less the Fair
Market Value of the Products at the expiration of the Initial Term less the Default Costs; or

(b)	if leased, the present value (discounted at three points over the prime rate as referenced in the Wall Street Journal at the time of the mitigation) of the rentals for a term not to exceed the Initial Term, less the Default Cost.

Any proceeds will be applied against liquidated damages and any other sums due to Comdisco from Customer. However, Customer is liable to Comdisco for, and Comdisco may recover, the amount by which the proceeds are less than the liquidated damages and other sums due to Comdisco from Customer.


SECTION 14.  ADDITIONAL PROVISIONS

14.1	Binding Nature.  Each Schedule is binding upon, and inures to the benefit of Comdisco and its assigns. CUSTOMER MAY NOT ASSIGN ITS RIGHTS OR OBLIGATIONS.

14.2	Counterparts.  Any Schedule may be executed in any number of counterparts, each of which will be deemed an original but all such counterparts together constitute one and the same instrument. If Comdisco grants a security interest in all or any part of a Schedule, the Products or sums payable thereunder, only that counterpart Schedule marked "Secured Party's Original" can transfer Comdisco's rights and all other counterparts will be marked "Duplicate".

14.3	Nonspecific Features and Licensed Products.  If the Products are
supplied from Comdisco's inventory and contains any features not specified in the Schedule, Customer grants Comdisco the right to remove any such features. Any removal will be performed by the manufacturer or another party acceptable to Customer, upon the request of Comdisco, at a time convenient to Customer, provided that Customer will not unreasonably delay the removal of such features.

Customer acknowledges that the Products may contain or include software or other licensed products of a third party. Customer will obtain no title to the software or licensed products which at all times remains the property of the owner of the software or licensed products. A license from the owner may be required and it is Customer's responsibility to obtain any required license before the use of the software or licensed product.

14.4	Additional Documents.  Customer will, upon execution of this
Supplement and as may be requested thereafter, provide Comdisco with a secretary's certificate of incumbency and authority and any other documents reasonably requested by Comdisco. Upon the execution of each Schedule with an aggregate Rent in excess of $2,000,000, Customer will provide Comdisco with an opinion from Customer's counsel regarding the representations and warranties in Section 8. Customer will furnish, upon request, audited financial statements for the most recent period.

14.5	Comdisco's Right to Match.  Customer's rights under Section 5.2 and
7.2 are subject to Comdisco's right to match any sublease or upgrade proposed by a third party. Customer will provide Comdisco with the terms of the third party offer and Comdisco will have three (3) business days to match the offer. Customer shall obtain such upgrade from or sublease the Products to Comdisco if Comdisco has timely matched the third party offer.


SECTION 15.  DEFINITIONS

Assignee - means an entity to whom Comdisco has sold or assigned its rights as owner and lessor of the Products.

Attachment - means any accessory, equipment or device and the installation thereof that does not impair the original function or use of the Products and is capable of being removed without causing material damage to the Products and is not an accession to the Products.

Casualty Loss - means the irreparable loss or destruction of Products.

Casualty Value - means the greater of the aggregate Rent remaining to be paid for the balance of the lease term or the Fair Market Value of the Products immediately prior to the Casualty Loss. However, if a Casualty Value Table is attached to the relevant Schedule its terms will control.

Commencement Certificate - means the Comdisco provided certificate which must be signed by Customer within ten (10) days of the Commencement Date as requested by Comdisco.

Commencement Date - is defined in each Schedule.

Default Costs - means reasonable attorney's fees and remarking costs resulting from a Customer default or Comdisco's enforcement of its remedies.

Event of Default - means the events described in Subsection 13.1.

Fair Market Value - means the aggregate amount which would be obtainable in an arm's-length transaction between an informed and willing buyer/user and an informed and willing seller under no compulsion to sell.

Initial Term - means the period of time beginning on the first day of the first full Rent Interval following the Commencement Date for all Products and continuing for the number of Rent Intervals indicated on a Schedule.

Installation Date - means the day on which Products are installed and qualified for a commercially available manufacturer's standard maintenance contract or warranty coverage, if available.

Interim Rent - means the pro-rata portion of Rent due for the period from the Commencement Date through but not including the first day of the first full Rent Interval included in the Initial Term.

Licensed Products - means any software or other licensed products attached to the Products.

Like Part - means a substituted part which is lien free and of the same manufacturer and part number as the removed part, and which when installed on the Products will be eligible for maintenance coverage with the manufacturer of the Products.

Like Products - means replacement Products which are lien free and of the same modal, type, configuration and manufacture as Products.

Notice Period - means the time period described in a Schedule during which Customer may give Comdisco notice of the termination of the term of that Schedule.

Overdue Rate - means the lesser of 18% per year or the maximum rate permitted by the law of the state where the Products are located.

Owner - means the owner of the Products.

Products - means the property described on a Schedule and any replacement for that property required or permitted by this Product Supplement or a Schedule but not including any Attachment.

Reconfiguration - means any change to Products that would upgrade or downgrade the performance capabilities of the Products in any way.

Rent - means the rent, including Interim Rent, Customer will pay for the Products expressed in a Schedule either as a specific amount or an amount equal to the amount which Comdisco pays for the Products multiplied by a lease rate factor plus all other amounts due to Comdisco under this Product Supplement or a Schedule.

Rent Interval - means a full calendar month or quarter as indicated on a Schedule.

Schedule - means a Schedule which incorporates all of the terms and conditions of this Product Supplement and the Master Agreement and, for purposes of Section 14.2, its associated Commencement Certificate(s).

Secured Party - means an entity to whom Comdisco has granted a security interest in a Schedule and related Products for the purpose of securing a loan.

The Product Supplement is issued pursuant to the Master Agreement identified above. All of the terms and conditions of the Master Agreement are incorporated herein and made a part hereof.


	Network Plus, Inc.		                  	COMDISCO, INC.,
---------------------------
Customer

By:  Steven Shapiro	                  		By:  Rosemary P. Geisler

Title:  Vice President, CFO           		Title:  Senior Vice President
     	   and Treasurer

Addendum dated December 30, 1998
to the Master Agreement dated as of December 30, 1998
and the Product Supplement dated as of December 30, 1998 between Network Plus, Inc. ("Customer") and Comdisco, Inc. ("Comdisco")


I.	The terms and conditions of the above-referenced Master Agreement are amended and modified as follows:

1.	Section 1.3, "Changes"

At the end of the first sentence, insert the words "and signed by Comdisco and Customer".

2.	Section 2.3, "Expenses"

At the end of this Section, insert the words "only with respect to a Schedule for Services".

3.	Section 4.4, "Liability"

Add the following after the first sentence: "The foregoing provision will not apply in connection with any Schedules under a Product
Supplement"

4.	Section 6.2, "Confidentiality"

Add the following at the end of the Section: "Notwithstanding the foregoing, either party may disclose such confidential information to the extent it is required to do so by applicable law (including SEC rules and regulations) or by court order."

5.	Section 7, "Proprietary Rights Protection"

Add the following at the beginning of the Section: "Notwithstanding the limitations in Section 4.4 hereof,".

6.	Section 8, "Termination"

In line 4, before the word "written" insert the words "receipt by addressee of". In line 5, after the number "(10)", insert the word "business". In line 10, after the word "will" insert the words
"upon demand".

7.	Section 9, "Miscellaneous"

a.	In paragraph 9.2, add the following at the end: ", which shall not be unreasonably withheld".

b.	In paragraph 9.5, in line 3, after the number "(3)", insert
the word "business".

c.	In paragraph 9.8, in line 7, after the word "after" insert the words "the affected party knew or had reason to know of".
Delete the word "arose" in the last line.

d.	In paragraph 9.10, in line 2 after the word "form" insert the words" or on any invoice or other form provided by Comdisco
(other than the Master Agreement, Supplements, or Schedules) which purport to modify, delete or add to any agreement executed by both parties". Add the following at the end: ", unless such pre-printed terms have been agreed to in writing by the parties with the parties intending to be bound by such pre-printed terms."

e.	Delete paragraph 9.11 in its entirety and replace with the
following: "Comdisco will not be considered in default under this Agreement due to any failure in its performance as a consequence of any fire, flood, natural disaster, labor dispute, public disturbance, declared or undeclared war, or similar occurrence, or as a consequence of any other similar occurrence entirely beyond the reasonable control of Comdisco."

II.	The terms and conditions of the above-referenced Product Supplement are amended and modified as follows:

1.	Section 4.1, "Selection"

Add the following at the end of the Section: "with respect to the selection thereof."

2.	Section 4.2, "Warranty and Disclaimer of Warranties"

Add the following after the second sentence: "Comdisco appoints Customer as Comdisco's agent to assert, during the term of the applicable Schedule, any right Comdisco may have to enforce the manufacturer's warranties, if any, provided, however, that Customer will indemnify and hold Comdisco or its assignee harmless from and against any and all claims, costs, expenses, damages, losses and liabilities incurred or suffered by Comdisco as a result of or incident to any action by Customer in connection therewith, except any claims, costs, expenses damages, losses and liabilities resulting from the gross negligence of Comdisco."

3.	Section 5.2, "Relocation or Sublease"

In line 4 of the first paragraph, after the word "costs" insert the words "to Comdisco caused solely by such relocations".

4.	Section 5.3, "Assignment by Comdisco"

a.	In the last line of the first paragraph, after the words
"written notice given to Customer" insert the words "provided that the assignee is a financial institution with a net worth of at least $250,000,000.00."

b.	Add the following at the end of paragraph (c): ", and will not result in any additional obligations on the part of Customer".

5.	Section 6.1, "Net Lease"

Add the following at the end of the Section: "Notwithstanding the foregoing, nothing herein shall be deemed to limit Customer's rights and remedies as against Comdisco or Assignee in any independent action or proceeding, such rights and remedies being expressly reserved by Customer."

6.	Section 6.2, "Taxes"

In line 3 before the word "within" insert the words "for the Products".

7.	Section 7.2, "Attachments and Reconfigurations"

In the second paragraph, line 2 after the word "Products" insert the words "in any material respect".

8.	Section 8, "Representations and Warranties of Customer"

Paragraph (d) is deleted in its entirety.

9.	Section 9, "Delivery and Return of Products"

a.	Add the following at the beginning of the Section: "Unless
otherwise specified in the purchase agreement between Customer and the Product supplier,".

b.	In line 4, after the word "transportation" insert the words
"by a reputable carrier".

c.	In line 9, after the word "Comdisco" insert the words "to the
Chicago metropolitan area".

d.	The last sentence is deleted in its entirety.

10.	Section 12.2, "Comdisco's Risk of Loss"

In the second paragraph, line 10 after the word "will" insert the words "as soon as practicable".

11.	Section 13.1, "Default"

a.	In paragraph (a) after the number "(10)" insert the word
"business" and after the word "notice" insert the words "is received".

b.	In paragraph (b), line 1, after the word "other" insert the
word "material"; in line 4 after the number "(15)" insert the word "business".

c.	In paragraph (c), line 2, after the word "to" insert the word
"generally"; in line 4 after the word "law" and in line 5 after the word "powers", insert the words "(with respect to any filing against Customer which continues for sixty (60)
days)"; in line 6 after the word "action" insert the words "by the Customer".

12.	Section 13.2, "Remedies"

	a.	In the first sentence after the word "occurrence" insert the words "and the continuance".

	b.	In paragraph (a), add the following at the end: "to preserve and protect Comdisco's rights in the Products".

	c.	In paragraph (b), line 1, delete the words "accelerate and
recover"; in line 6 delete from the word "together" through the end of the paragraph.

13.	Section 13.3, "Mitigation"

In paragraph (b), line 1, delete the word "three" and insert the words "one and one-half".

14.	Section 14.1, "Binding Nature"

Add the following at the end of the Section: "(except to its successor pursuant to a merger, consolidation or sale of all or substantially all of its assets with equal or better creditworthiness of Customer at the time of the assignment) without obtaining the prior written consent of Comdisco, which shall not be unreasonably withheld."

15.	Section 14.3, "Nonspecific Features and Licensed Products"

In the first paragraph, line 2, delete the word "contains" and replace with the word "contain"; in line 3 after the word "features" insert the words "at Comdisco's cost".

16.	Section 15, "Definitions"

a.	In the definition of "Default Costs" delete the words "a
Customer default or".

	b.	Delete the definition of "Installation Date" in its entirety.

Network Plus, Inc.	             			Comdisco, Inc.

By:  Steven Shapiro			             By:  Rosemary P. Geisler

Title:  Vice President, CFO      		Title:  Senior Vice President
     	   and Treasurer

Date:  1/6/99					Date:  1/26/99

                                 GUARANTY

	In consideration for COMDISCO, INC. ("COMDISCO") entering into the Master Agreement and Product Supplement dated
December 30, 1998 and all of its related Equipment Schedules (the "Lease") with Network Plus, Inc. (as "LESSEE"), a wholly-owned subsidiary of the undersigned, the undersigned hereby guarantees the prompt and complete performance by LESSEE of all the terms and conditions of the Lease to be performed by it, including but not limited to, the prompt payment of all rentals and other sums payable.

	This is a continuing, absolute and unconditional guaranty of performance and payment and not of collection. The undersigned specifically waives any right to setoff or counterclaim, and any defense for changes in applicable law or any other circumstances which might constitute a legal or equitable defense or discharge of a guarantor or surety. Notwithstanding the foregoing, the undersigned retains the right to maintain an independent cause of action against COMDISCO. The undersigned waives any right to require a proceeding first against LESSEE or to exhaust any security for the performance of the obligations of LESSEE, and waives notice of acceptance and of defaults. The undersigned agrees that the liability of the undersigned shall not be affected or decreased by any amendment, termination, extension, renewal, waiver or modification of the Lease or the rejection or disaffirmance of the Lease in bankruptcy or like proceedings and that certain obligations under the Lease may be accelerated upon any nonpayment by LESSEE. This Guaranty shall be specifically assignable to and inure to the benefit of Lessor's Assignee and Secured Party as set forth in the Lease and is irrevocable so long as there are any obligations of LESSEE remaining under the Lease unless otherwise agreed in writing by the parties.

	This guaranty shall be governed by and construed in accordance with the laws of the State of Illinois.

Dated:	December 30, 1998

                           						Network Plus Corp.
                          							(Guarantor)


                          							By:  Steven Shapiro

	                          						Title:  Vice President, CFO
                               								   and Treasurer